UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2010
Date of Report (Date of earliest event reported)

TRILLIANT EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-138332	20-0936313
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1404 Roadman Street Hollywood, Florida	33020
(Address of principal executive offices)	(Zip Code)

(786) 323-1650
Registrant’s telephone number, including area code

545 Eighth Avenue, Suite 401
New York, New York 10018
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on June 3, 2010, the Board of Directors of Trilliant Exploration Corporation, a Nevada corporation (the “Company”), authorized the execution of a letter of intent (the “Letter of Intent”) with Fairfelds Gold S.A. de C.V. (“Fairfields Gold”), regarding the acquisition of Fairfields Gold, which is a registered Mexicanprivate company engaged in the exploration of gold and silver deposits in central Mexico. The Company proposes to enter into a definitive agreement with the shareholders of Fairfields Gold pursuant to which the Company shall acquire 100% of the total issued and outstanding shares of Fairfields Gold.

In accordance with the terms and provisions of the Letter of Intent and upon the completion and execution of a definitive share purchase agreement: (i) the Company shall make a $160,000 cash deposit payable immediately upon the execution of the definitive share purchase agreement; and (ii) Fairfields Gold shall have the opportunity to appoint and elect additional members to the Board of Directors of the Company.

The definitive share exchange agreement and closing of the transaction contemplated thereunder are anticipated to close by approximately July 15, 2010, which closing is subject to a due diligence period of fifteen days from the date of execution of the Letter of Intent within which to conduct each party’s respective due diligence (the “Due Diligence Period”). During the Due Diligence Period, either party will have the option to terminate the Letter of Intent.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Letter of Intent between Trilliant Exploration Corporation and Fairfields Gold S.A. de C.V. dated june 3, 2010.

99.1 Press Release dated June 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLIANT EXPLORATION CORPORATION

DATE: June 10, 2010	By:	/s/ Jeffrey Sternberg
	Name:	Jeffrey Sternberg
	Title:	President/Chief Executive Officer